                                                                     Exhibit (b)

                              BANK OF AMERICA, N.A.
                         BANC OF AMERICA SECURITIES LLC
                             100 North Tryon Street
                         Charlotte, North Carolina 28255

                                         August 28, 2003

AMN Healthcare, Inc.
12235 El Camino Real
Suite 200
San Diego, California  92130

         Re:  Senior Secured Credit Facilities

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 16, 2001 by and among AMN Healthcare, Inc. (the "Borrower"), AMN Healthcare Services, Inc. (the "Parent"), the Subsidiary Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as Agent, and General Electric Capital Corporation, as Syndication Agent, as amended from time to time (the "Existing Credit Agreement"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Existing Credit Agreement.

You have advised us that the Parent, intends, subject to obtaining the approval of the requisite Lenders under the Existing Credit Agreement, to repurchase up to $180 million of its common stock and options to purchase shares of its common stock (including the pro rata repurchases of common stock and options owned by any Sponsor Entity) in one or a series of related transactions (collectively, the "Stock Repurchase"). You have further advised us that, in order to finance the Stock Repurchase, you desire to amend the Existing Credit Agreement to (i) establish a $120 million tranche B term loan facility (the "Tranche B Facility") and (ii) extend the Maturity Date of the Revolving Commitment and make such other amendments to the Existing Credit Agreement consistent with the Summary of Terms and Conditions of Amendment to Existing Credit Agreement attached hereto (the "Summary of Terms") (collectively, the "Other Amendments").

In connection with the foregoing, Bank of America, N.A. ("Bank of America") is pleased to commit to act as sole and exclusive administrative agent (in such capacity, the "Agent") and to provide all of the Tranche B Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms.

Banc of America Securities LLC ("BAS") is pleased to advise you of its willingness to act as sole and exclusive book manager and sole and exclusive lead arranger (in such capacities, the "Lead Arranger") to form a syndicate of financial institutions reasonably acceptable to you for the Tranche B Facility and to secure an amendment and/or restatement of the Existing Credit Agreement (the "Amendment"), on a best efforts basis, pursuant to which,

AMN Healthcare, Inc.
August 28, 2003
Page 2


the Parent would be permitted to consummate the Stock Repurchase and the Tranche B Facility and the Other Amendments would be implemented.

You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through October 31, 2003, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Tranche B Facility or any other senior financing similar to or as a replacement of the Tranche B Facility or the Existing Credit Agreement.

The commitment of Bank of America hereunder and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and the Lead Arranger in their sole reasonable discretion: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and the Lead Arranger and your compliance in all material respects with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) prior to and during the syndication of the Tranche B Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Amendment consistent with the Summary of Terms and otherwise reasonably satisfactory to Bank of America and the Lead Arranger; (d) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the judgment of Bank of America and the Lead Arranger, would materially impair the syndication of the Tranche B Facility; and (e) no change, occurrence or development that shall have occurred or become known to Bank of America or the Lead Arranger since December 31, 2002 could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and the Consolidated Parties, taken as a whole.

The Lead Arranger intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter (as hereinafter defined).

You agree to actively assist the Lead Arranger in achieving a syndication of the Tranche B Facility that is satisfactory to it. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America, the Lead Arranger and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and the Lead Arranger to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Tranche B Facility; (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking relationships; and (d) otherwise assisting Bank of America and the Lead Arranger in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

AMN Healthcare, Inc.
August 28, 2003
Page 3

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication, in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Amendment (including, without limitation, the Tranche B Facility) will receive compensation from you in order to obtain its approval and/or commitment, except on the terms contained herein, in the Summary of Terms and the Fee Letter (as hereinafter defined). It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arranger.

You hereby represent, warrant and covenant that (a) all material information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, the Lead Arranger or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, the Lead Arranger or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable as of the date such Projections were prepared. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Amendment (the "Closing Date") so that the representation, warranty and covenant in the preceding sentence is correct, in all material respects, on the Closing Date. In issuing this commitment and in arranging the Amendment and syndicating the Tranche B Facility, Bank of America and the Lead Arranger are and will be using and relying on the Information and the Projections (collectively, the "Pre-Commitment Information") without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and the Lead Arranger from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Lead Arranger and the Agent) incurred in connection with the Amendment and/or the Tranche B Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, the Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of

AMN Healthcare, Inc.
August 28, 2003
Page 4

(including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Amendment and the Existing Credit Agreement or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Amendment or the Existing Credit Agreement, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), that Bank of America shall be liable solely in respect of its own commitment to the Tranche B Facility on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America's obligations hereunder as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

This Commitment Letter and the fee letter among you, Bank of America and the Lead Arranger of even date herewith (the "Fee Letter") and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to the Sponsor Entities, the partners of the Sponsor Entities or the affiliates of the Sponsor Entities, your directors, officers, employees, accountants, attorneys and other professional advisors retained by you in connection with the Stock Repurchase, the Amendment and/or the Existing Credit Agreement or as otherwise required by law or regulation, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, the Parent, the Borrower (and each employee, representative or other agent of the Parent or Borrower) may disclose to any person, without limitation of any kind, the income tax treatment and income tax structure of the Existing Credit Agreement (including the Amendment) and the transactions contemplated hereby and thereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such income tax treatment and income tax

AMN Healthcare, Inc.
August 28, 2003
Page 5


structure; provided, however, that no party shall disclose any information relating to such income tax treatment or income tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws. For this purpose, income tax treatment and income tax structure shall not include (i) the identity of, or other information that would identify, any existing or future party (or any affiliate of such party) to this Commitment Letter, the Fee Letter or the Existing Credit Agreement or confidential commercial or strategic information regarding such transaction not related to such income tax treatment or income tax structure or (ii) any specific market pricing information, including the amount of any fees, expenses, rates or payments, arising in connection with the Amendment or the Tranche B Facility or the transactions contemplated hereby or thereby. Further, Bank of America and the Lead Arranger shall be permitted to use information related to the syndication and arrangement of the Amendment and the Tranche B Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.

You acknowledge that Bank of America and the Lead Arranger or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and the Lead Arranger agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and the Lead Arranger further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and the Lead Arranger are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, the Lead Arranger or any of their affiliates.

The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Amendment shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and the Lead Arranger hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and the Lead Arranger in the negotiation, performance or enforcement hereof.

AMN Healthcare, Inc.
August 28, 2003
Page 6


This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, the Lead Arranger, you and your affiliates with respect to the Amendment and supercedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America hereunder and the undertaking of the Lead Arranger hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or the Lead Arranger to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower, Bank of America or the Lead Arranger without the prior written consent of each of the parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. EST time on August 29, 2003 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on October 31, 2003 unless definitive documentation for the Amendment is executed and delivered prior to such date. In consideration of the time and resources that BAS and the Lead Arranger will devote to the Tranche B Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing Tranche B Facility for the Borrower.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

AMN Healthcare, Inc.
August 28, 2003
Page 7

We are pleased to have the opportunity to work with you in connection with this important financing.

                         Very truly yours,

                         BANK OF AMERICA, N.A.

                         By: /s/ Kevin R. Wagley
                             -------------------------------------------------
                             Name:  Kevin R. Wagley
                                    ------------------------------------------
                             Title: Principal
                                    ------------------------------------------


                         BANC OF AMERICA SECURITIES LLC

                         By: /s/ K. James Pirouz
                             -------------------------------------------------
                             Name:  K. James Pirouz
                                    ------------------------------------------
                             Title: Vice President
                                    ------------------------------------------





ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

AMN HEALTHCARE, INC.

By: /s/ Donald R. Myll
    -------------------------------------------
    Name:  Donald R. Myll
           ------------------------------------
    Title: Chief Financial Officer
           ------------------------------------

                              AMN HEALTHCARE, INC.
                         SUMMARY OF TERMS AND CONDITIONS
                                       OF
                     AMENDMENT TO EXISTING CREDIT AGREEMENT


BORROWER:           AMN Healthcare, Inc., a Nevada corporation (the "Borrower").

GUARANTORS:         No change to Existing Credit Agreement.

ADMINISTRATIVE
AGENT:              No change to Existing Credit Agreement.

SYNDICATION
AGENT:              No change to Existing Credit Agreement.

SOLE LEAD
ARRANGER:           Banc of America Securities LLC ("BAS").

SOLE BOOK MANAGER:  BAS.

LENDERS:            Revolving Credit Facility: No change to Existing
                    Credit Agreement.

                    Tranche B Facility: A syndicate of financial institutions (including Bank of America) arranged by the Lead Arranger, which institutions shall be reasonably acceptable to the Borrower and the Agent (collectively, the "Tranche B Lenders").

SENIOR CREDIT
FACILITIES:         An aggregate principal amount of $195,000,000 will be
                    available upon the terms and conditions hereinafter set forth:

                    Revolving Credit Facility: Same as Existing Credit Agreement
                    - $75 million revolving credit facility (the "Revolving Credit Facility"), with a $10 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit") and a $10 million sublimit for swingline loans (each a "Swingline Loan").

                    Tranche B Facility: a $120 million term loan facility, all of which will be drawn on the Closing Date (the "Tranche B Facility").

                    The Revolving Credit Facility and the Tranche B Facility are collectively referred to herein as the "Senior Credit Facility".

SWINGLINE OPTION:   No change to Existing Credit Agreement.

PURPOSE:            The proceeds of the Senior Credit Facility shall be used:
                    (i) for working capital, capital expenditures, and other lawful corporate purposes; and (ii) to finance the repurchase of up to $180 million of its common stock and options to purchase shares of its common stock (including the pro rata repurchases of common stock and options owned by any Sponsor Entity) in one or a series of related transactions (collectively, the "Stock Repurchase").

CLOSING DATE:       The execution of Amendment to occur on or before October 31,
                    2003 (the "Closing Date"). ------------

INTEREST RATES:     As set forth in Addendum I.

MATURITY:           The Revolving Credit Facility shall terminate and all
                    amounts outstanding thereunder shall be due and payable 5 years from the Closing Date.

                    The Tranche B Facility shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date.


AVAILABILITY/SCHEDULED
AMORTIZATION:       Revolving Credit Facility: No change to Existing
                    Credit Agreement.

                    Tranche B Facility: The Tranche B Facility will be subject to quarterly amortization of principal (in equal installments), with an amount equal to 5% of the initial aggregate principal amount of the Tranche B Facility loans to be payable in each of the first 4 years and an amount equal to 80% of the initial aggregate principal amount of the Tranche B Facility loans to be payable in the final year (the "Scheduled Amortization").

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         In addition to the  amortization  set forth above,
                    (a) 100% of all net cash proceeds (i) from Asset
                    Dispositions and Casualty and Condemnation Events of the Borrower and its subsidiaries (excluding sales of inventory and services in the ordinary course of business and other exceptions to be agreed upon in the loan documentation),
                    (ii) of Extraordinary Receipts (to be defined in the loan documentation to include tax refunds, indemnity payments, pension reversions and certain insurance proceeds that would not be covered as Asset Disposition proceeds, but to exclude cash receipts in the ordinary course of business) and (iii) from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries otherwise permitted under the loan documentation (subject to exceptions to be agreed upon in the loan documentation), (b) 50% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries otherwise permitted under the loan documentation and (c) 50% of Excess Cash Flow (to be defined in the loan documentation)of the Borrower and its subsidiaries shall be applied to the prepayment of the Senior Credit Facility in the following manner: first, to the Scheduled Amortization installments of the Tranche B Facility on a pro rata basis and, second, to the Revolving Credit Facility (without a corresponding reduction in the Revolving Committed Amount).

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         No change to Existing Credit Agreement.

SECURITY:           No change to Existing Credit Agreement.

CONDITIONS
PRECEDENT TO
AMENDMENT CLOSING:  The Closing (and the initial funding under the Existing
                    Credit Agreement, as amended) will be subject to satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders including, but not limited to, the following:

                    (i) The negotiation of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Amendment reasonably satisfactory to the Agent, the Lead Arranger and the Lenders and the receipt by the Agent of consents to the Amendment from the Lenders (other than Bank of America).

                    (ii) There shall not have occurred a material adverse change
                         (x) in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and the Consolidated Parties, taken as a whole, since December 31, 2002 or (y) in the facts and information regarding such entities as represented to date.

                    (iii) The absence of any action, suit, investigation or
                         proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a material adverse effect on the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and the Consolidated Parties, taken as a whole, since, (y) have a material adverse effect on the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation or (z) have a material adverse effect on the rights and remedies of the Agent or the Lenders under the loan documentation (collectively, a "Material Adverse Effect").

                    (iv) The Lenders shall have completed a due diligence
                         investigation of the Borrower and its subsidiaries in scope, and with results, satisfactory to the Lenders and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its subsidiaries and shall have received such financial, business and other information regarding the Borrower and its subsidiaries as they shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, the most recently completed annual (or other audited) financial statements of the Borrower and its subsidiaries, interim financial statements of the Borrower and its subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lenders' due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date); All of the Pre-Commitment Information shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Agent regarding the Borrower and its subsidiaries or the transactions contemplated hereby after the date of the Commitment Letter to which this is attached that could reasonably be expected to have a Material Adverse Effect.

                    (v) The Agent shall have received, in form and substance reasonably satisfactory to it, evidence that the Borrower has received senior secured credit ratings of not less than (i) B2 (stable) from Moody's Investors Service, Inc. ("Moody's") and B+ (stable) from Standard & Poor's Ratings Group, a division of The McGraw Hill

                         Companies, Inc. ("S&P") respectively or (ii) B1 (stable) from Moody's and B (stable) from S&P.



AMENDMENTS
GENERALLY:          Applicable provisions of the Existing Credit Agreement to be amended to permit and/or reference the addition of the Tranche B Facility.

CONDITIONS PRECEDENT
TO ALL LOANS:       No change to Existing Credit Agreement.

REPRESENTATIONS
AND WARRANTIES:     No change to Existing Credit Agreement.

AFFIRMATIVE
COVENANTS:          No change to Existing Credit Agreement.

NEGATIVE COVENANTS: Applicable covenants to be amended to permit the Stock
                    Repurchase.

FINANCIAL
COVENANTS:          No change to Existing Credit Agreement other than:

                    o Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt/EBITDA) not to exceed:

                    ----------------------------------------------------------------------------
                     Fiscal Year     March 31        June 30     September 30    December 31
                    ----------------------------------------------------------------------------
                        2003          1.50x           1.50x          1.50x          2.50x
                    ----------------------------------------------------------------------------
                        2004          2.50x           2.75           2.50x          2.25x
                    ----------------------------------------------------------------------------
                        2005          1.75x           1.75x          1.75x          1.75x
                    ----------------------------------------------------------------------------
                      2006 and        1.50x           1.50x          1.50x          1.50x
                     Thereafter
                    ----------------------------------------------------------------------------

                    o Consolidated EBITDA Adjustment definition will be amended to reflect a one-time charge for the fourth quarter of 2003 for "compensation expenses" as a result of the repurchase of certain options in connection with the Stock Repurchase.

INTEREST RATE
PROTECTION:         The Existing Credit Agreement will be amended to require the
                    Borrower to obtain interest rate protection in form and with parties acceptable to the Lenders which shall provide coverage in a notional amount equal to at least 50% of the outstanding amount of the Tranche B Facility and for a duration of at least two years from the Closing Date.

EVENTS OF DEFAULT:  No change to Existing Credit Agreement.

ASSIGNMENTS AND
PARTICIPATIONS:     Revolving Credit Facility Assignments: No change to
                    Existing Credit Agreement.

                    Tranche B Facility Assignments: Each Lender will be permitted to make assignments in respect of the Tranche B Facility in a minimum amount equal to $1 million to other financial institutions approved by the Agent (which approval shall not be unreasonably withheld or delayed); provided, however, that the approval of the Agent shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender or to any Approved Fund.

                    Assignments Generally: No change to Existing Credit
                    Agreement.

                    Participations: No change to Existing Credit Agreement.


WAIVERS AND
AMENDMENTS:

                    The Existing Credit Agreement will be amended to provide that amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Existing Credit Agreement, as amended by the Amendment, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral. The Lenders under the Revolving Credit Facility shall not be required to fund any Revolving Loans, or issue or renew any Letter of Credit, over the failure of any condition precedent to such a loan or advance (prior to any waiver or amendment) unless Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Revolving Credit Facility approve the waiver or amendment that results in the satisfaction of such previously unsatisfied condition precedent.

INDEMNIFICATION:    No change to Existing Credit Agreement.

GOVERNING LAW:      No change to Existing Credit Agreement.

PRICING/FEES/

EXPENSES:           As set forth in Addendum I.

                                   ADDENDUM I
                           PRICING, FEES AND EXPENSES

UNUSED FEE:         No change to Existing Credit Agreement.

LETTERS OF
CREDIT FEES:        The Borrower will pay a fee (the "Letter of Credit
                    Fee"), determined in accordance with the Performance Pricing grid set forth below, on the aggregate stated amount for each Letter of Credit that is issued and outstanding. The
                    Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders.

INTEREST RATES:     Revolving Credit Facility: At the Borrower's option, any
                    loan (other than Swingline Loans) under the Revolving Credit
                    Facility that is made to it will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, plus one of the following indexes: (i) LIBOR and (ii) the Alternate
                    Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus
                    .50%); provided, however, that the initial Applicable
                    Percentages for the Revolving Credit Facility
                    (including Letter of Credit Fees) shall be based on Pricing
                    Level V and shall remain at Pricing Level V until the Calculation Date for the fiscal quarter of the Consolidated
                    Parties ending on March 31, 2004, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated
                    Parties preceding the applicable Calculation Date.

                    Tranche B Facility: At the Borrower's option, any loan under the Tranche B Facility that is made to it will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the pricing grid set forth immediately below (based upon the senior secured credit ratings the Borrower receives from Moody's and S&P prior to the Closing Date (in the event that the ratings established by Moody's and S&P shall fall within different categories, the applicable category shall be based on the lower of the two ratings)) (the "Applicable Tranche B LIBOR Margin" or "Applicable Tranche B Base Rate Margin", as the case may be), plus one of the following indexes: (i) LIBOR and (ii) Alternate Base
                    Rate:


                    --------------------------------------------------------------------------------
                      Senior Secured Credit        Applicable Margin         Applicable Margin
                      Ratings received from    for Tranche B LIBOR Loans  for Tranche B Alternate
                         Moody's and S&P                                      Base Rate Loans
                    --------------------------------------------------------------------------------
                              Ba2/BB                    325 bps                   225 bps
                    --------------------------------------------------------------------------------
                             Ba3/BB-                    350 bps                   250 bps
                    --------------------------------------------------------------------------------
                              B1/B+                     375 bps                   275 bps
                    --------------------------------------------------------------------------------
                          B2/B+ or B1/B                 450 bps                   350 bps
                    --------------------------------------------------------------------------------

                    ; provided, in each case that if during the 180 day period following Closing, any breakage costs, charges or fees are incurred on account of the syndication of the Tranche B Facility, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections. Each Swingline Loan shall bear interest at the Alternate Base Rate.

                    The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                    A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE
PRICING: The Applicable Margin and Letter of Credit Fee, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter.

    ---------------------------------------------------------------------------------------------------------------------------
                                            Applicable Margin    Applicable Margin for    Standby Letter     Trade Letter of
                                             For LIBOR Loans      Alternate Base Rate      of Credit Fee       Credit Fee
                                                                         Loans
    ---------------------------------------------------------------------------------------------------------------------------
     Pricing          Leverage Ratio         Revolving Credit       Revolving Credit
      Level                                      Facility               Facility
    ----------------------------------------------------------------------------------------------------------------------------
        I         Less than or equal to           1.75%                  0.75%                 1.75%              .875%
                           0.75
    ---------------------------------------------------------------------------------------------------------------------------
                  Less than or equal to
        II        1.25 but greater than           2.00%                  1.00%                 2.00%              1.00%
                           0.75
    ---------------------------------------------------------------------------------------------------------------------------
                  Less than or equal to
       III        1.75 but greater than           2.50%                  1.50%                 2.50%              1.25%
                           1.25
    ---------------------------------------------------------------------------------------------------------------------------
                  Less than or equal to
        IV        2.25 but greater than           3.00%                  2.00%                 3.00%              1.50%
                           1.75
    ---------------------------------------------------------------------------------------------------------------------------
        V           Greater than 2.25             3.25%                  2.25%                 3.25%             1.625%
    ---------------------------------------------------------------------------------------------------------------------------


CALCULATION OF
INTEREST AND FEES:   No change to Existing Credit Agreement.

COST AND YIELD
PROTECTION:          No change to Existing Credit Agreement.

EXPENSES:            No change to Existing Credit Agreement.